Exhibit (p)(4)

Personal Investment Policy

Western Asset Management Company Ltd

Personal Investment Policy (PIP)

OVERVIEW

The purpose of the Western Asset Management Company Ltd (the Company) Personal Investment Policy is to set forth prudent standards of behavior for all employees when conducting their Personal Investment Transactions. Accordingly, this policy provides standards and specifies investment practices, which are ether prohibited or subject to special constrains. Exceptions to this Policy must have the prior approval of the respective Unit Head of the Company and Compliance Officer.

All the Company Employees have an obligation to comply with this PIP. Failure to do so is grounds for disciplinary action, including dismissal for cause. Accordingly, each employee should contact the Compliance Officer if he or she requires further clarification on this Policy.

All the Company employees owe a fiduciary duty to the Company clients when conducting their personal investment transactions and, therefore, they are all defined as “Covered Persons” who observe the stricter control. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients.

While the Company PIP is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.

DETAILED REQUIREMENTS

The Company employees may purchase and sell investments for their personal or family accounts as long as these transactions are consistent with applicable laws, regulations and this Policy. All investment decisions must be based solely upon publicly available information.

Personal Investment Transactions should be oriented toward long-term investment rather than short-term speculation. Care should be exercised to avoid any conflict of interest or appearance of conflict with the activities of Legg Mason or its subsidiaries.

Employee trading must not distract from work responsibilities.

Employees may never engage in personal transactions, which may conflict or appear to conflict with the interest of the Company or the Company clients, such as, but not limited to, the following:

-	No employee may purchase or sell a security on the basis of knowledge of a probable change in investment attitude and consequent action by a Legg Mason entity with respect to that security.

-	Employees with knowledge that a Legg Mason entity is effecting or proposes to effect transactions in a security may not effect personal transactions in such security.

-	An employee who knows that a Legg Mason entity intends to purchase a new corporate issue, or has not completed its purchase of a new issue, may not subscribe to the same issue for his or her own account until the Legg Mason entity has completed its transactions.

-	Securities traders are not permitted to buy for their own account securities, which are being actively traded by their vehicles/branches.

-	Foreign exchange traders may not maintain exchange trading positions for their own account which might be considered to conflict with their corporate responsibilities.

-	Corporate banking relationship managers may not purchase or sell the securities of any issuer or its subsidiaries with which they have a lending or transactional relationship or access to confidential information about the issuer or its subsidiaries.

Personal Investment Transactions are purchases or sales of all forms of securities as defined below for:

  The employee’s own account, the employee includes Regular Staffs, Contract Staffs and Temporary Staffs;

  Accounts of persons or other third parties for whom the employee exercises investment discretion or gives investment advice;

  Any member of the employee’s immediate family living in the same home and the employee’s dependent;

  A legal vehicle in which the employee has a direct or indirect beneficial interest and has power over investment decisions; or

  The benefit of an unrelated third party (e.g. a charity) at the direction of any employee (other than in the capacity of an employee).

Securities are defined as stocks, notes, bonds, closed-end mutual funds, debentures, and other evidences if indebtedness, including senior debt, subordinated debt, commercial paper, investment contracts commodity contracts, futures and all derivative instruments such as options, warrants, and indexed instruments, or, in general, any interest or instrument commonly known as a “security”.

However, certain transactions shown below are exempted from the definition of securities of this policy:

Saving deposit, current deposit, notice deposit, time deposit, maturity-designated time deposit (“Kijitsu-Shitei-Teiki”), installment saving (“Teiki-Tsumitate-kin”), installment time deposit (“Tsumitate-Teiki”), accumulation time deposit (“Tsumitate-Shiki-Teiki”), workers’ property accumulation saving, money trust, “Hit”, loan trust, “Big”, medium-term government bond fund, gold saving (“Kin-Chochiku”), long-term government bond, medium-term government bond, discount government bond (“Waribiki-Kokusai”); postal saving (“Tsujou-Chokin”), fixed amount saving (“Teigaku-Chokin”), time postal deposit (“Teiki-Chokin”), and mutual funds.

Note that “FX transaction on Margin” is also exempted from getting pre-cleared for The Company staffs, except for Traders and Trade Support staffs.

Misuse of Material Non-Public Information

The Company employees may not use material non-public information in Personal Investment Transactions, whether about Legg Mason or another company, regardless of the provisions set forth in this policy. They also may not disclose it to others, even within Legg Mason, except on a “need to know” basis. “Material non-public information” (sometimes called “inside information”) is information about a company that is not known by the investing public and the knowledge of which might influence the price of securities of that company.

Breach of Customer Confidentiality

Our clients have the right to expect confidentiality; every effort must be made to avoid failure to fulfill this expectation. Public or private discussion of the affairs of our clients should always be avoided except with those of our colleagues who have a need to know.

Conflicts of Interest

The Company employees have a duty to ensure that no Personal Investment Transaction of theirs conflicts with their corporate and client responsibilities. Accordingly, the Company employees shall not buy or sell a security on the basis of knowledge:

  Of a probable change in investment attitude and consequent action by Legg Mason with respect to that security;

  That Legg Mason is effecting or proposes to effect transactions in the security or other transaction which may affect the price of the security to a material degree; or

  That Legg Mason is contemplating a transaction of any kind that would have a material effect on a particular company or security.

Abuse of Position

The Company employees will not use their position to obtain favored treatment to buy or sell securities for their own or family accounts.

Trading in Legg Mason Securities

Unless subject to the Legg Mason Blackout Restrictions contained in the corporate-level Personal Trading Policy, an employee may purchase or sell Legg Mason Inc. securities as long as the employee does not have any Non-Public Information about Legg Mason Inc. at the time of the trade. Employees who purchase such securities must do so for investment purposes only. In addition, the following rules apply to all employees:

1. Permitted Transactions:

-Securities purchases;
-Sales of long positions;
-Shorts against the box;
-The use of puts and calls as part of a strategy to hedge a long position (securities must be deliverable); and
-Purchases of calls.

2. Prohibited Transactions:

-Short sales;
-Sales of naked options;
-Purchases of puts for speculative purposes;
-Speculative option strategies (i.e., straddles, combinations, spreads); and
-Any transactions related to the hedging of unvested Capital Accumulation Program shares.

Stock option exercises are permitted during a blackout period (but the simultaneous exercise of an option and sale of the underlying stock is prohibited). With regard to exchange traded options, no transactions in Legg Mason options are permitted except to close or roll an option position that expires during a blackout period.

Initial Public Offerings

The participation of employees in Initial Public Offerings (IPO’s) reserved for client accounts or managed accounts is prohibited.

The Company Employees must obtain express prior written approval from the Compliance Officer of the purchase and sale of IPO’s on condition that such employees may not carry out the following Prohibited Practices to gain access to IPO’s, particularly “hot issues”:

  Misuse of Material Non-Public Information

  Conflict of Interest

  Abuse of Position

Preclearance approval is effective for seven (7) calendar days, including the date of preclearance.

Private Placements

The Company employees must obtain express prior written approval from the Compliance Officer of any acquisition of private placements for personal accounts. However, private placement investments in personal accounts are prohibited if the employee is buying or selling an investment in which client accounts or managed funds are interested.

Interested Transactions

The Company employees may not recommend or execute securities transactions in a client account or managed fund without having disclosed in writing (and obtained approval) to the Compliance Officer any interest in personal accounts in such securities or issuers. This interest in personal accounts could be in the form of:

-	Any direct or indirect ownership of any securities of such issuer;

-	Any contemplated transaction by the employee in such securities;

-	Any position with such issuer or its affiliates; or

-	Any present or proposed business relationship between such issuer or its affiliates and the employee or any party in which such employee has a significant interest.

Short Term Trading

Securities transactions must be for investment purposes rather than for speculation. Consequently, employees may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within one hundred and eighty (180) calendar days, calculated on a First In, First Out (FIFO) basis (i.e., the security may be sold on the 181st day). Legg Mason securities received as part of an employee’s compensation are not subject to the 180-day holding period. All profits from short-term trades are subject to disgorgement. Any deviation from this policy will require written justification and the Compliance Officer approval prior to engaging in the short term trade. Penalties will be applied where deemed necessary.

Blackout Periods

The Company employees may not transact in a security for his/her personal account if:

-	He/she has knowledge at the time of such transaction that the security is being considered for purchase or sale by a managed fund or client account: or

-	He/she has knowledge at the time of such transaction that the security is being purchased or sold by a managed fund or client account.

Portfolio Managers and Portfolio Manager Assistants may not buy or sell any securities for personal accounts seven (7) calendar days before or after managed funds or clients accounts he/she manages trade in that security.

Traders and Trader Assistants may not buy or sell any securities for personal accounts three (3) calendar days before or seven (7) calendar days after managed funds, UITs or client accounts he/she executes trades for trade in that security.

Research Analysts and Research Assistants may not buy or sell any securities for personal accounts seven (7) calendar days before or after issuing a report in which they recommend for purchase or sale in that security.

Necessary Reporting

The Company employees are required to:

  Acknowledge receipt of the Company PIP (Attachment I);

  Disclose information regarding their personal brokerage relationships whenever established and confirm at least annually all brokerage relationships (Attachment II);

  Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts to the Compliance Officer (Attachment III) or bring theCompliance Officer duplicate copies of confirmations of all personal securitiestransactions, on a timely basis, and duplicate copies of periodic statements forthese accounts sent to the Company employees by their brokers if their brokers dono agree to do so; and

  Certify on an annual basis that he/she has complied with the requirements of the Policy and that he/she has precleared and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy (Attachment II).

  Submit an annual holdings report containing similar information that must be current as of a date no more than 30 days before the report is submitted

PRECLEARANCE OF PERSONAL TRANSACTIONS

Pre-clearance Information

The Company employees must preclear all Personal Investment Transactions.

The pre-clearance processes are:

  that all Personal Investment Transactions are precleared by the Compliance Officer, and documented (Attachment IV);

  that all pre-clearance approvals are effective for TWO business days, including the date of preclearance (see Initial Public Offerings section);

  if the transaction is not completed within the two-day period, pre-clearance is required again. Note that, if approval is granted for a good-till-cancelled (“GTC”) or stop-loss order, that approval remains in effect until the order is filled; provided, however, that the employee must not seek to cancel the GTC order or withdraw the stop-loss order without getting prior approval to do so from Compliance Officer.
  Note also that, if such approval is denied, the order must remain active.

  to monitor Personal Investment Transaction activity on a preclearance as well as an after-the-fact basis;

  to compare brokers statements sent to the Compliance Officer or duplicate copies of brokers statements sent to the Company employees to pre-cleared transactions; and

Confidentiality

All information obtained from any employee pursuant to this policy shall be kept in strict confidence, except that such information will be made available to any regulatory or self-regulatory organization to the extent required by law, regulation or this policy.

POLICY ENFORCEMENT

Failure to Comply with this Policy

The misuse of confidential information may violate contractual obligations of The Company and its employees, local securities laws, and/or other legal and regulatory requirements.

The Company employees who violate securities laws by purchasing or selling securities on the basis of inside information may subject themselves, as well as The Company, to severe civil and criminal penalties. These penalties may also be applicable to those who “tip” or otherwise assist others in effecting such transactions. In addition, even the appearance of the misuse of confidential information may be extremely damaging to the reputation of the Company/Legg Mason and/or their employees. Accordingly, a failure to comply with the policies and procedures set forth in the Company PIP may be grounds for disciplinary action, including termination of employment for cause.

Should questions regarding the Company employee’s personal trading activities pursuant to the Company PIP arise, there will be referred to Compliance Officer for review and action, if required.

Monitoring

The Company takes seriously its obligation to monitor the personal investment activities of its employees and to review the periodic reports of all employees. Compliance Officer will monitor employee personal investment transaction activity. All noted deviations from the policy requirements will be referred back to the employee for follow-up and resolution (with a copy to be supplied to the employee’s supervisor).

On a quarterly basis, Supervisor will review the personal investment activity results for his/her staffs, which were pre-cleared by Compliance Officer.

The Company Right for Actions

The Company reserves the right at any time to restrict trading in any security or commodity by any employee or to require cancellation of any trade or liquidation of any position established or maintained in an employee account. Any such cancellation or liquidation may be at the employee’s expense and risk. The Company may at any time impose special conditions or restrictions on securities or commodities trading.

Handling of Disgorged Profits

Any amounts that are paid/disgorged by an employee under this policy shall be donated by The Company to one or more charities. Amounts donated may be aggregated by the Company and paid to such charity or charities at the end of each year.